Contact:
Carole Casto
Executive Director – Corporate Communications
(317) 610-2480

For Immediate Release

October 29, 2013

Cummins reports results for the third quarter of 2013

•	Third quarter revenues of $4.3 billion and EBIT of 12.6 percent of sales

•	Now expects full year revenues to be down 3 percent compared to 2012

•	Full year EBIT to be in the range 12.5 to 13 percent of sales

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) today reported results for the third quarter of 2013.

Third quarter revenues of $4.3 billion increased 4 percent from the third quarter of 2012. Revenues in North America increased by 11 percent and international revenues declined by 4 percent. Within international markets, growth in China and Brazil was offset by weaker demand in India, Australia and Europe.

Earnings before interest and taxes (EBIT) were $536 million or 12.6 percent of sales, compared to $496 million or 12.0 percent of sales a year ago.

Net income attributable to Cummins in the third quarter was $355 million ($1.90 per diluted share), compared to $352 million ($1.86 per diluted share) in the third quarter of 2012.

“The Company increased gross margins in the third quarter primarily due to the benefits of our cost reduction initiatives. Material cost savings, productivity gains and lower warranty expenses all contributed to the improvement,” said Tom Linebarger, Chairman and CEO. “Revenues were below our expectations as we continue to face an environment of weak demand for capital goods in most of our major markets. Our focus on lowering costs in all parts of our business positions us well to deliver strong earnings growth as market conditions improve.”

Based on the current forecast, the Company expects full year revenues to be down 3 percent compared to 2012 and EBIT to be in the range of 12.5 to 13 percent of sales. Previously the Company expected revenues to be flat compared to 2012 and EBIT to be in the range of 13 to 14 percent.

Recent highlights include:

•	The Company issued $1 billion of debt, consisting of $500 million of 3.65% senior unsecured notes due in 2023 and $500 million of 4.875% senior unsecured notes due in 2043

•
Cummins leaders shared their five-year plans for profitable growth with analysts and investors, including expected revenues of between $25 and $31 billion and EBIT in the range of 16 to 18 percent by 2018

•	The Company announced plans to acquire the remaining interest in its North American distributors, principally over the next three to five years

•	Cummins made the Dow Jones Sustainability Indices for the 9th consecutive year and was recognized for the strides it has made in decreasing energy use

•	Nissan announced plans to offer the Cummins 5.0 L V8 Turbo Diesel engine in its next generation Titan pickup truck

•	The Company received its best score ever on greenhouse gas reduction from CDP, formerly known as the Carbon Disclosure Project

Third quarter detail (all comparisons to same period in 2012)

Engine Segment

•	Sales – $2.5 billion, down 1 percent

•	Segment EBIT – $272 million, or 10.9 percent of sales, compared to $239 million or 9.5 percent of sales

•	Lower demand in global mining, stationary power and the light duty on-highway market in the US were the most significant drivers of the lower revenues

•	Demand increased for medium duty truck engines in North America and Brazil

Components

•	Sales - $1.1 billion, an increase of 14 percent

•	Segment EBIT - $132 million, or 12.3 percent of sales, compared to $89 million or 9.5 percent of sales

•	Higher revenues primarily related to higher on-highway demand in North America, Europe and China

Power Generation

•	Sales – $712 million, down 13 percent

•	Segment EBIT – $45 million, or 6.3 percent of sales, compared to $73 million or 9.0 percent of sales

•	Weaker demand in most international markets, particularly Europe and India, offsetting stronger revenues in North America

Distribution

•	Sales – $944 million, up 2% excluding acquisitions

•	Segment EBIT – $86 million, or 9.1 percent of sales, compared to $99 million or 12.4 percent of sales

•	Higher power generation and parts sales in North America offset by lower sales in South Pacific and China

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 46,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 6,500 dealer locations. Cummins earned $1.65 billion on sales of $17.3 billion in 2012. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at @Cummins and on YouTube at CumminsInc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future.  These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2013.  Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2012 Annual Report on Form 10-K.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.